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Exhibit 99.3

SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION

        The following tables set forth our selected historical financial and other data prepared on a combined basis. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical combined financial statements and the notes to those combined financial statements included elsewhere in this offering memorandum. The statement of operations data for each of the years ended December 31, 2001, 2002 and 2003 and the balance sheet data as of December 31, 2002 and 2003 set forth below are derived from our audited historical combined financial statements included elsewhere in this offering memorandum. The statement of operations data for each of the nine-month periods ended September 30, 2003 and 2004 and the balance sheet data as of September 30, 2004 set forth below are derived from our unaudited condensed combined financial statements included elsewhere in this offering memorandum. The statement of operations data for each of the years ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 1999, 2000 and 2001 set forth below are derived from our unaudited historical combined financial statements not included in this offering memorandum. The historical financial and other data for the twelve-month period ended September 30, 2004 are derived from our audited historical combined financial statements for the year ended December 31, 2003 and our unaudited condensed combined financial statements for the nine-month periods ended September 30, 2004 and 2003.

        The historical financial and other data have been prepared on a combined basis from Kimberly-Clark's consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Kimberly-Clark's fine paper and technical paper businesses in the United States and its Canadian pulp business and give effect to allocations of expenses from Kimberly-Clark. For a description of the these allocations, see Note 1 of the notes to our audited historical combined financial statements included elsewhere in this offering memorandum. Our historical financial and other data will not be indicative of our future performance, nor do they reflect what our financial position and results of operations would have been had we operated as a separate, independent company during the periods presented.

        To understand how our historical results would have been different had we been separate from Kimberly-Clark during such periods, you should also read our unaudited pro forma condensed financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Business Outlook" contained elsewhere in this offering memorandum.

        All of the operations of our pulp and paper business are included in the consolidated income tax returns of Kimberly-Clark. Under the tax sharing agreement, Kimberly-Clark will indemnify us for all income tax liabilities and retain rights to all tax refunds relating to operations in the consolidated income tax returns for periods through the date of the Spin-Off. Accordingly, the combined balance sheet does not include current or prior period income tax receivables or payables related to our operations, which file on a consolidated basis with Kimberly-Clark. For more information, see "Our Relationship with Kimberly-Clark after the Spin-Off—Tax Sharing Agreement." The income tax provisions have been determined as if our business were a separate taxpayer.

	Year Ended December 31,					Nine Months Ended September 30,		Twelve Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004	2004
	(Dollars in millions)
Combined Statement of Operations Data (1):
Net sales	$781.5	$871.8	$701.2	$658.0	$665.8	$494.8	$558.5	$729.5
Cost of products sold	576.8	573.0	558.4	526.4	557.9	418.7	457.1	596.3

Gross profit	204.7	298.8	142.8	131.6	107.9	76.1	101.4	133.2
Marketing, research and general expenses	33.3	32.1	37.2	33.6	34.6	26.4	29.7	37.9
Other (income) and expense—net	16.4	(3.4)	(4.5)	(1.3)	10.0	8.5	2.3	3.8

Income before income taxes	155.0	270.1	110.1	99.3	63.3	41.2	69.4	91.5
Provision for income taxes	65.1	101.0	35.5	37.0	24.4	16.5	26.1	34.0

Net income	$89.9	$169.1	$74.6	$62.3	$38.9	$24.7	$43.3	$57.5

Other Financial Data (1):
Net cash flow provided by (used in):
Operating activities	$163.6	$172.2	$145.2	$111.8	$73.6	$52.7	$62.0	$82.9
Investment activities	(26.5)	(16.2)	(26.1)	(16.0)	(23.6)	(14.5)	(12.7)	(21.8)
Financing activities	(151.2)	(163.1)	(119.1)	(95.8)	(50.0)	(38.2)	(49.3)	(61.1)
Capital expenditures	34.8	16.8	29.1	18.4	24.4	16.9	13.5	21.0
Ratio of earnings to fixed charges (2)	156.0x	338.6x	123.3x	125.1x	71.3x	83.4x	139.8x	102.7x
	As of December 31,					As of September 30,
	1999	2000	2001	2002	2003	2003	2004
	(Dollars in millions)
Combined Balance Sheet Data:
Working capital	$117.1	$138.8	$114.1	$98.4	$101.7	$96.8	$104.7
Total assets	709.6	679.7	602.0	540.3	592.0	573.0	599.7
Total liabilities	224.5	197.6	151.9	146.6	158.3	154.4	165.6
Total invested equity	485.1	482.1	450.1	393.7	433.7	418.6	434.1

(1)
As noted elsewhere in this offering memorandum, our historical financial results will not be indicative of our future performance, nor do they reflect what our financial position and results of operations would have been had we operated as a separate, independent company during the periods presented.

(2)
For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes (less interest) plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the estimated interest portion of rental expense.

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SELECTED HISTORICAL COMBINED FINANCIAL INFORMATION